                                                                      EXHIBIT 11

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the use in Post-Effective Amendment No. 7 to Registration Statement No. 33-50476 of The Target Portfolio Trust of our report dated February 21, 1997, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus, which is a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.


Deloitte & Touche LLP
New York, New York

March 10, 1997